Equity One, Inc.	For additional information:
1600 NE Miami Gardens Drive	Greg Andrews, EVP and
North Miami Beach, FL 33179 305-947-1664	Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Fourth Quarter and Full Year 2007 Operating Results and
Provides 2008 FFO and Earnings Guidance

NORTH MIAMI BEACH, FL; February 19, 2008 -- Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers announced today its financial results for the three and twelve month periods ended December 31, 2007.

Financial Highlights

Funds From Operations (FFO) for the fourth quarter was $21.3 million, or $0.29 per diluted share, compared to $20.0 million and $0.27 per diluted share for the same period in 2006.  For the year ended December 31, 2007, FFO was $98.4 million, or $1.34 per diluted share, compared to $110.3 million and $1.48 per diluted share for the same period in 2006.

Net income for the quarter was $25.8 million, or $0.35 per diluted share, compared to $29.1 million and $0.40 per diluted share for the same period in 2006. Net income for the year ended December 31, 2007 was $69.4 million or $0.95 per diluted share, compared to $177.0 million and $2.38 per diluted share for the same period in 2006.

Operating Highlights

For the three months ended December 31, 2007, Equity One generated same-property net operating income growth of 1.4%.  For the year ended December 31, 2007, Equity One generated same-property net operating income growth of 3.3%.  At December 31, 2007, the company’s core operating portfolio was 93.2% occupied.

During the fourth quarter, the company executed 64 new leases totaling 184,873 square feet at an average rental rate of $15.19 per square foot and representing a 28.4% increase over prior rents on a same-space cash basis.  Also during the fourth quarter, the company renewed 75 leases for 157,133 square feet for an average rental rate increase of 13.5% to $17.27 per square foot on a cash basis.  In addition, the company renewed 40 leases for 205,859 square feet subject to tenant renewal option for an average rental rate increase of 5.4% to $11.38 per square foot on a cash basis.

Investment and Financing Activities

During the fourth quarter, Equity One acquired one shopping center for $5.4 million.  The company also acquired one outparcel for $2.4 million.  During the quarter, the company sold 12 shopping centers for net proceeds of $64.6 million and recognized a gain of $16.9 million.  The company also sold two land parcels for proceeds of $1.6 million and recognized a gain of $544,000.

During the fourth quarter, the company completed two development projects with total project costs of $16.4 million.  At December 31, 2007, the company had approximately $58.6 million of development projects and approximately $22.8 million of redevelopment projects underway.  The estimated remaining cost to complete these projects was approximately $46.3 million.

New Joint Venture

Subsequent to year end, the company entered into a joint venture with Global Retail Investors, LLC (GRI), an entity formed by an affiliate of First Washington Realty, Inc. and California Public Employees’ Retirement System, to invest in shopping centers throughout the U.S.  The joint venture will be 90% owned by GRI and 10% owned by Equity One.  Equity One will manage and lease properties acquired by the joint venture.  As its first investment, the new joint venture has a Class-A grocery-anchored shopping center under contract for approximately $37 million.  The property is located in Miami, Florida.

Balance Sheet Highlights

At December 31, 2007, the company’s total market capitalization equaled $2.8 billion, comprising 73.4 million shares of common stock (on a diluted basis) valued at $1.7 billion, and $1.1 billion of net debt (excluding any unamortized fair market premium/discount and net of cash).  It’s ratio of net debt to total market capitalization was 39.9% and its ratio of net debt to gross real estate and securities investments was 51.0%.  On a trailing four quarter basis, the company’s interest coverage ratio was 2.6 times.

FFO and Earnings Guidance

The company is providing 2008 FFO and earnings guidance excluding gains on land sales. Although land sales are expected to be a recurring part of its development business, management does not believe it is prudent to offer predictions of the timing and amounts of such transactions.

FFO per diluted share is expected to be $1.40 to $1.45 for the year ending December 31, 2008, and net income per diluted share is expected to be $0.79 to $0.82.  The following table provides the reconciliation of the range of estimated net income available to common stockholders per diluted share to estimated FFO per diluted share:

	Low	High
Estimated net income per diluted share	$0.79	$0.82
Adjustments:
Rental property depreciation and amortization	0.61	0.63
Minority interest	0.00	0.00
Estimated Funds From Operations (FFO) per diluted share	$1.40	$1.45

 Above 2008 FFO and earnings guidance excludes gains on land sales.

The company’s 2008 guidance estimates are based upon its internal budgeting process and management’s view of market conditions in the retail real estate business, including an assumption of same-property NOI growth of 2-3%.

The company is not providing FFO guidance by quarter, but expects FFO to be higher in the first quarter of 2008 than in the subsequent three quarters of 2008 due to an expected first quarter accrual of approximately $5.9 million for an anticipated annual dividend on the company’s investment in shares of DIM Vastgoed, N.V. and due to the recognition of a disproportionate amount of percentage rent revenue in the first quarter.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, February 20, 2008, at 10:00 a.m. EST to review the 2007 fourth quarter and year-end earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing 888-680-0865 (U.S./Canada) or 617-213-4853 (international) using pass code 32809999.  The call will also be web cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review.  You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 86294438 through February 27, 2008.

FOR ADDITIONAL INFORMATION

For a copy of our fourth quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

ABOUT EQUITY ONE, INC.

As of December 31, 2007, the Company owns or has interests in 169 properties, consisting of 152 shopping centers comprising approximately 17.1 million square feet, seven projects in development, six non-retail properties, and four parcels of land.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 and 2006
(In thousands, except per share amounts)

	December 31, 2007	December 31, 2006
ASSETS
PROPERTIES:
Income producing	$2,047,993	$1,896,843
Less: accumulated depreciation	(172,651)	(144,825)
Income-producing property, net	1,875,342	1,752,018

Construction in progress and land held for development	81,574	113,340
Property held for sale	323	20,353
Properties, net	1,957,239	1,885,711

Cash and cash equivalents	1,313	-
Cash held in escrow	54,460	1,547
Accounts and other receivables, net	14,148	18,967
Securities	72,299	75,102
Goodwill	12,496	13,092
Other assets	62,429	75,356
TOTAL ASSETS	$2,174,384	$2,069,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$397,112	$391,647
Unsecured revolving credit facilities	37,000	76,500
Unsecured senior notes payable	744,685	591,187
	1,178,797	1,059,334
Unamortized premium/discount on notes payable	10,042	10,322
Total notes payable	1,188,839	1,069,656

Other liabilities
Accounts payable and accrued expenses	30,499	36,565
Tenant security deposits	9,685	9,622
Other liabilities	28,440	27,265
Total liabilities	1,257,463	1,143,108
Minority interest	989	989

COMMIITMENTS AND CONTINGENCIES

Stockholders' equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 100,000 shares authorized, 73,300 and 72,756 shares issued and outstanding for 2007 and 2006, respectively	733	728
Additional paid-in capital	906,174	895,247
Retained earnings	17,987	37,201
Accumulated other comprehensive loss	(8,962)	(7,498)
Total stockholders’ equity	915,932	925,678
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,174,384	$2,069,775

EQUITY ONE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Three months ended		Twelve months ended
	Dec 31, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006
REVENUE:
Minimum rent	$47,603	$46,169	$189,727	$171,602
Expense recoveries	12,611	13,590	53,523	49,076
Percentage rent	384	266	2,200	2,032
Property management and leasing services	74	726	1,163	2,067
Total revenue	60,672	60,751	246,613	224,777

COSTS AND EXPENSES:
Property operating	16,969	16,642	64,500	61,161
Management and leasing services	13	688	963	1,861
Rental property depreciation and amortization	12,050	10,186	46,103	40,312
General and administrative	5,831	11,851	25,846	29,757
Total costs and expenses	34,863	39,367	137,412	133,091

INCOME BEFORE OTHER INCOME AND EXPENSE, MINORITY INTEREST AND DISCONTINUED OPERATIONS	25,809	21,384	109,201	91,686

OTHER INCOME AND EXPENSE:
Investment income	382	892	7,329	7,487
Equity in income of unconsolidated joint ventures	-	-	-	1,650
Other income	42	-	310	389
Interest expense	(16,964)	(14,195)	(66,663)	(53,983)
Amortization of deferred financing fees	(444)	(388)	(1,680)	(1,485)
Gain on sale of real estate	544	900	2,537	6,937
Loss on sale of fixed assets	-	-	(283)	-
Gain on extinguishment of debt	-	-	-	165
Impairment loss	(430)	-	(1,851)	-
INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	8,939	8,593	48,900	52,846
Minority interest	(28)	(28)	(112)	(206)
INCOME FROM CONTINUING OPERATIONS	8,911	8,565	48,788	52,640

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	9	714	1,712	9,147
Gain on disposal of income-producing properties	16,912	19,844	18,885	115,168
Income from discontinued operations	16,921	20,558	20,597	124,315

NET INCOME	$25,832	$29,123	$69,385	$176,955

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	0.12	0.12	$0.67	$0.71
Discontinued operations	0.23	0.28	0.28	1.69
NET INCOME	$0.35	$0.40	$0.95	$2.40

EARNINGS PER COMMON SHARE - DILUTED:
Continuing operations	$0.12	$0.12	$0.67	$0.71
Discontinued operations	0.23	0.28	0.28	1.67
NET INCOME	$0.35	$0.40	$0.95	$2.38

Weighted average shares outstanding
Basic	73,164	72,579	73,091	73,598
Diluted	73,486	73,471	73,362	74,324

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	Three months ended		Twelve months ended
	Dec 31, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006

Net income	$25,832	$29,123	$69,385	$176,955
Adjustments:
Rental property depreciation and amortization, including discontinued operations	12,323	10,630	47,514	44,791
Gain on disposal of depreciable real estate	(16,912)	(19,844)	(18,885)	(112,995)
Loss on disposal of fixed assets	-	-	283	-
Pro rata share of real estate depreciation from unconsolidated joint venture	-	110	-	1,354
Minority interest	28	28	112	206
Funds from operations	$21,271	$20,047	$98,409	$110,311

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three months ended		Twelve months ended
	Dec 31, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006

Earnings per diluted share*	$0.35	$0.40	$0.95	$2.38
Adjustments:

Rental property depreciation and amortization, including discontinued operations	0.17	0.14	0.65	0.60
Gain on disposal of depreciable real estate	(0.23)	(0.27)	(0.26)	-
Loss on disposal of fixed assets	-	-	-	(1.52)
Pro rata share of real estate depreciation from unconsolidated joint venture	-	-	-	0.02
Funds from operations per diluted share	$0.29	$0.27	$1.34	$1.48

*Earnings per diluted share reflect the add-back of minority interest(s) which are convertible to shares of our common stock.